Exhibit H(46)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, among the MassMutual Select Funds (the "Investing Company"), on behalf of each of its series listed on Schedule A, severally and not jointly (each, an "Acquiring Fund"), and the JP Morgan Trust I, JPMorgan Trust II, JPMorgan Trust IV, JPMorgan Fleming Mutual Fund Group, JPMorgan Mutual Fund Investment Trust and JPMorgan Undiscovered Managers Fund (each a "Trust" and collectively, the "Trusts"), on behalf of each series of the Trusts listed on Schedule A, severally and not jointly (each, an "Acquired Fund" and together with the Acquiring Funds, the "Funds").

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund intends, from time to time, to invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Investing Company, on behalf of the Acquiring Funds, and the Trusts, on behalf of the Acquired Funds, desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser or sub-adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)  In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the relevant Acquired Fund’s then-current registration statement, as amended or supplemented from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii)  Timing/advance notice of redemptions. Each Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide reasonable advance notification of such large redemption requests to the relevant Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

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(iii) Scale of investment. Upon reasonable request by an Acquired Fund, the relevant Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund, the scale of its contemplated investments in the Acquired Fund and its current level of investments in the Acquired Fund.

(b)	For the avoidance of doubt, the parties agree that Section 1(a)(i) and (ii) shall not apply to sales of Acquired Fund shares in secondary market transactions.

(c)	In order to assist an Acquiring Fund’s investment adviser or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. The parties agree that, absent unusual circumstances, such information shall be limited to information contained in the relevant Acquired Fund’s then-current registration statements, as amended or supplemented from time to time, and shareholder reports.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)	No Acquiring Fund or affiliated person (as defined in the 1940 Act) of an Acquiring Fund (each, an “Acquiring Fund Affiliate”) will cause any existing or potential investment by the Acquiring Fund in an Acquired Fund to influence the terms of any services or transactions between or among the Acquiring Fund or Acquiring Fund Affiliates and the Acquired Fund or an affiliated person of an Acquired Fund.

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(c)	The Investing Company, on behalf of each Acquiring Fund, acknowledges and agrees that each Acquiring Fund and its Acquiring Fund Affiliates will only be entitled to receive information about an Acquired Fund that such Acquired Fund is permitted to give any of its other shareholders

4.	Miscellaneous.

(a)	Each Trust hereby consents to the use of its name, the name of each Acquired Fund and the names of their affiliates as part of a list of investment companies in which the Acquiring Fund invests in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Investing Company, on behalf of each Acquiring Fund, agrees that it will make no public representation concerning an Acquired Fund or its affiliates not included in the Acquired Fund’s then-current registration statement or in any authorized supplemental sales materials supplied to the Acquiring Fund by an Acquired Fund or its agent.

(b)	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(c)	Several Liability. In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Investing Company. In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Trust.

(d)	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

(e)	Use of Terms. Unless indicated otherwise, any term used but not defined in this Agreement shall be construed as defined in or interpreted under the Rule.

(f)	Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

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(g)	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(h)	This Agreement shall be construed in accordance with the laws of the State of New York.

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

MassMutual Select Funds

c/o MML Investment Advisers, LLC

1295 State Street

Springfield, MA 01111

Fax:

Email:dsteele@massmutual.com and

fundinfo@massmutual.com

With a copy to:

Andrew Goldberg

Attn: Legal Dept.

1295 State Street

Springfield, MA 01111

Fax:

Email:agoldberg@massmutual.com

JPMorgan Asset Management

1111 Polaris Parkway

Columbus, Ohio 43240

Attn: Contract Administration

JPMFunds.Contracts@jpmorgan.com

With a copy to:

JPMorgan Asset Management

Attn: Mutual Funds Legal

277 Park Avenue

New York, NY 10172

Fax:

Email:

6.	Term and Termination; Assignment; Amendment

(a)	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)	This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party, provided however, that the provisions of Section 4 shall survive the termination of this Agreement. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

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(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)	This Agreement may be amended only by a writing that is signed by each affected party. Notwithstanding anything contained herein to the contrary, the Trust may, in its sole discretion, amend Schedule A to add a series of the Trust.

(e)	In the case of the Investing Company, a copy of the Declaration of Trust of the Investing Company is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, or shareholder of the Investing Company shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Investing Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust IV

JPMorgan Fleming Mutual Fund Group, Inc.

JPMorgan Mutual Fund Investment Trust

JPMorgan Undiscovered Managers Fund

On behalf of each of its underlying Funds listed on Schedule A, severally and not jointly

Name of Authorized Signer	Print	Signature
Title: Vice President	Jeffrey House	/s/ Jeffrey House

MassMutual Select Funds

On behalf of each of its series listed on Schedule A, severally and not jointly

Name of Authorized Signer	Print	Signature
Title: CFO and Treasurer	Renee Hitchcock	/s/ Renee Hitchcock

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SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds

MassMutual RetireSMARTSM by JP Morgan 2020 Fund

MassMutual RetireSMARTSM by JP Morgan 2025 Fund

MassMutual RetireSMARTSM by JP Morgan 2030 Fund

MassMutual RetireSMARTSM by JP Morgan 2035 Fund

MassMutual RetireSMARTSM by JP Morgan 2040 Fund

MassMutual RetireSMARTSM by JP Morgan 2045 Fund

MassMutual RetireSMARTSM by JP Morgan 2050 Fund

MassMutual RetireSMARTSM by JP Morgan 2055 Fund

MassMutual RetireSMARTSM by JP Morgan 2060 Fund

MassMutual RetireSMARTSM by JP Morgan In Retirement Fund

Acquired Funds

JPMorgan Trust I

JPMorgan Emerging Markets Debt Fund

JPMorgan Emerging Markets Strategic Debt Fund

JPMorgan Trust II

JPMorgan International Research Enhanced Equity Fund

JPMorgan Trust IV

[No Funds currently included.]

JPMorgan Fleming Mutual Fund Group, Inc.

[No Funds currently included.]

JPMorgan Mutual Fund Investment Trust

[No Funds currently included.]

JPMorgan Undiscovered Managers Fund

JPMorgan Realty Income Fund

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